Exhibit 10.2

RBC CS and Paulson have agreed to amend the Agreement in the following manner:

Contingent on signing a one (l) year contract extension to your current clearing agreement, RBC CS will place an incentive credit of $250,000 in your firm’s settlement account within 5 business days of signing this amendment.

Notwithstanding any current provision of the Agreement to the contrary, RBC CS and Paulson understand, acknowledge and agree that the Agreement shall remain in effect and shall not be terminated prior to June l6, 2013 (the “lnitial Term”), in the absence of a material breach by one of the parties of any of its fundamental obligations under the Agreement. The parties further agree that upon the expiration of the lnitial Term, this Agreement will be automatically renewed for a one-year renewal term (each, a “Renewal Term”) unless one of the parties provides the other party with written notice no less than one hundred twenty (120) days prior to the termination of the Initial Term or any Renewal Term of its intent not to renew the Agreement.

By signing this Amendment to the Agreement, (a) you represent and warrant to RBC CS that you have all requisite corporate power and authority to execute this Amendment; and (b) Paulson represents and warrants that: (i) it has all requisite corporate power and authority to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by Paulson and constitutes the legal, valid and binding obligation of Paulson, enforceable in accordance with its terms; (ii) the execution, delivery and performance by Paulson of this Amendment have been duly authorized by all necessary corporate action and do not (x) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (y) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Paulson, or the articles of incorporation or by-laws of Paulson, or (z) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Paulson is a party or by which it or its properties may be bound or affected; and (iii) all of Paulson’s representations and warranties contained in the Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

All references in this Amendment to “the Agreement” shall be deemed to refer to the Agreement as amended by this Amendment and any and all other documents and agreements.

The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Agreement, whether or not known to RBC CS and whether or not existing on the date of this Amendment.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Please indicate your agreement to these terms and to the amendments to the Agreement by signing in the appropriate space below. After signing, please keep one original for your records, and return the second original in the enclosed envelope

AGREED AND ACCEPTED:
PAULSON INVESTMENT

By:	/s/ Trent Davis
Its:	President and CEO
Date:	2/12/10